UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2021

FIRST NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington	001-36741	46-1259100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

105 West 8th Street, Port Angeles, Washington	98362
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (360) 457-0461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	FNWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 27, 2021, David A. Blake, a Director of First Northwest Bancorp ("Company") and its banking subsidiary, First Federal Savings and Loan Association of Port Angeles ("First Fed"), advised the Boards of Directors of the Company and First Fed (collectively, the "Boards") of his intent to retire from the Boards effective September 28, 2021. The Boards subsequently announced approval of the election of Gabriel S. Galanda as a Director to fill the vacancy that will be created by Mr. Blake's retirement.
Mr. Blake is an independent director and member of the Audit (and Compliance) and Nominating and Corporate Governance Committees for both the Company and First Fed. The Company issued a press release announcing Mr. Blake's decision to retire.  His decision did not result from any disagreement with the Company or First Fed on any matter relating to either entity's operations, policies, or practices.

The Compensation Committee approved an accelerated vesting of 1,126 restricted shares of the Company's common stock previously awarded to Mr. Blake to vest in full on the date he retires, conditioned on Mr. Blake's continued Board service until September 28, 2021.

Mr. Galanda's term as a Director of the Company will be effective upon Mr. Blake's retirement and continue until the 2022 Annual Meeting of Shareholders, at which time it is anticipated that he will be nominated for re-election by the shareholders. The Company's Board has determined that Mr. Galanda meets the requirements for director independence under the applicable listing standards of The NASDAQ Stock Market LLC and the Securities Exchange Act of 1934, as amended. No decision has been made regarding Board committee appointments for Mr. Galanda.

There are no transactions in which Mr. Galanda has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between him and any other executive officer or director of the Company or First Fed. Other than the compensation arrangements described below, there is no arrangement or understanding between Mr. Galanda and any other persons or entities pursuant to which Mr. Galanda will be elected as a Director of the Company.

Mr. Galanda will receive compensation for his services as a Director consistent with the Company's standard practices for non-employee (outside) Directors. For 2021, outside Directors receive an annual retainer of $32,000. Annual retainers for committee service are $4,000 for the Audit Committee and $2,500 for each other standing committee of the Company.  All retainers are paid in equal monthly installments. The Chairman, Vice Chairman and committee chairs receive higher annual retainers. Directors do not receive a fee for meeting attendance. In addition, consistent with the policy for first-time directors, Mr. Galanda will receive shares of the Company's common stock equivalent in value to $50,000 (based on the closing market price on the date he becomes a Director of the Boards), vesting in three equal annual installments. No additional compensation is paid to Directors for service on the First Fed Board.

A copy of the press release issued by the Company on July 28, 2021 regarding the foregoing is filed as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release dated July 28, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NORTHWEST BANCORP

Date:	July 28, 2021	/s/Matthew P. Deines
Matthew P. Deines
President and Chief Executive Officer